                                                                    EXHIBIT 10.2


                                OTHER AGREEMENT


                  AGREEMENT (the "Agreement"), dated as of May 7, 1999, between Executive Risk Inc., a Delaware corporation (the "Company"), and Robert V. Deutsch, an individual residing at 7 Pheasant Hill Road, Farmington, Connecticut 06032 (the "Executive").

                  WHEREAS, the Executive is employed as Executive Vice President, Treasurer, Chief Financial Officer and Chief Actuary of the Company;

                  WHEREAS, the Executive and the Company have held certain discussions concerning the Executive's employment by the Company after the closing of the merger (the "Merger") of the Company with Excalibur Acquisition, Inc. ("MergerSub"), a Delaware corporation which is a wholly-owned subsidiary of The Chubb Corporation, a New Jersey corporation ("Chubb");

                  WHEREAS, the Company and the Executive have reached agreement with respect to certain terms related to the Executive's employment by the Company;

                  WHEREAS, the Company and the Executive wish to record such agreement in writing;

                  NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein and other good and valuable consideration, the receipt of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

                  Section 1. Deemed Retirement. As further described in Sections 2, 3 and 4 below, for purposes of the Executive Risk Inc. Nonqualified Stock Option Plan and the Executive Risk Inc. IPO Stock Compensation Plan (collectively, the "Option Plans"), the Executive Risk Inc. Incentive Compensation Plan (Pool A) (the "ICP") and the Executive Risk Inc. Performance Share Plan (the "PSP"), in the event that the Executive's employment with the Company terminates at any time after the closing of the Merger other than as a result of his death or Permanent and Total Disability (as defined in the Option Plans), such termination of employment shall be treated (a) as a "Retirement" for purposes of the Option Plans and PSP, and (b) as a "retirement" with age plus full years of employment by the Company equaling, or exceeding, sixty for purposes of the ICP. The date of any such termination is hereinafter referred to as the "Retirement Date."

                   Section 2. Stock Options. Each of the Executive's outstanding options to purchase shares of the Company's common stock will be fully vested, and fully exercisable, immediately upon the effective time of the Merger and will be deemed to constitute an option to purchase shares of Chubb common stock pursuant to the terms of the Agreement and Plan of Merger dated as of February 6, 1999 among the Company, MergerSub and Chubb (the "Merger Agreement"). Subject to the sentence immediately following, each of the Executive's stock options outstanding as of the Retirement Date shall remain exercisable until the earlier of the third anniversary of the Retirement Date or the expiration of the term of such option. In the event that Chubb should determine, as a matter of policy, that persons who are employees of the Company or one or more of its subsidiaries on the day of the closing of the Merger shall be allowed a period of longer than three years after termination of employment in which to exercise options, outstanding upon the closing of the Merger, to purchase Chubb common stock, the Executive also shall have such longer period, measured from the Retirement Date, to exercise such stock options unless and to the extent they have expired earlier. Except as provided herein, the stock options held by the Executive shall be governed by the terms of the respective stock option agreements and stock option plans pursuant to which such options were granted.

                  Section 3. Incentive Compensation Plan. The Executive shall be eligible to receive an Award for Plan Year 1999 (which Award shall be a pro rata Award if the Retirement Date should occur prior to December 31, 1999, as provided in Paragraph III(g) of the ICP), at such time as other Participants in the ICP receive Awards, if any, for that Plan Year. At such times as other Participants in the Plan receive Awards, if any, with respect to the Report Year Loss Ratio for Plan Years 1996, 1997, 1998 and 1999, the Executive shall receive payment with respect to his participation in the ICP for such Plan Years. All capitalized terms used in this Section 3 shall have the respective meanings provided for such terms in the ICP.

                  Section 4. Performance Share Plan. The number of Performance Share Units earned by the Executive under the PSP with respect to the 1997-1999 Performance Period shall be determined pursuant to Section 10.1 of the PSP and the Merger shall constitute a Change in Control for such purposes. The Executive shall receive distributions on such Performance Share Units at the same time or times as the other Participants in the PSP receive their distributions, all in accordance with the terms of the PSP. For purposes of clarity, it is agreed that the Number of Performance Units earned by the Executive shall not be prorated based upon the number of months of the Executive's participation during the 1997-1999 Performance Period. All capitalized terms used in this Section 4 shall have the respective meanings provided for such terms in the PSP.

                  Section 5. Other Rights and Benefits. Except as specifically provided herein, this Agreement shall have no effect on the rights of the Executive to payments or other benefits due to the Executive pursuant to the terms of any employee benefit plan, fringe benefit policy, payroll practice or arrangement of the Company, including, without limitation, rights in respect of coverage under welfare benefit plans for periods through the Retirement Date, rights under the Company's Retirement Plan and Benefit Equalization Plan, rights under the Merger Agreement, rights under any severance plan of the Company, rights under deferred compensation arrangements of the Company, and reimbursement for any reasonable business expenses incurred through the Retirement Date in accordance with Company policy. Upon the termination of his employment with the Company, the Executive shall be under no obligation to seek other employment or to otherwise mitigate the obligations of the Company hereunder, and there shall be no offset against amounts or benefits due the Executive hereunder on account of any remuneration or benefit he may receive in connection with subsequent employment.

                  Section 6. Termination. This Agreement may be terminated (i) by mutual written agreement of the Executive and the Company or (ii) by either party if the effective date of the Merger shall not have occurred by December 31, 1999. If this Agreement is terminated pursuant to this Section 6, there shall be no liability or obligation on the part of the Company or the Executive pursuant hereto.

                  Section 7. Miscellaneous.

                          A. Modification; Amendment; Waiver. No modification, amendment or waiver of any provisions of this Agreement shall be effective unless approved in writing by both parties. The failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provision hereof in accordance with its terms.

                          B. Governing Law; Jurisdiction. This Agreement and performance under it, and all proceedings that may ensue from its breach, shall be construed in accordance with and under the laws of the State of Connecticut, and the parties submit to the jurisdiction of the courts of the State of Connecticut for purposes of any actions or proceedings that may be required to enforce this Agreement.

                          C. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                          D. Assignment. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of their respective successors, assigns, executors, administrators and heirs; provided, however, that neither the Company nor the Executive may assign any duties under this Agreement without the prior written consent of the other.

                          E. Notices. All notices and other communications under this Agreement shall be in writing and shall be given in person or by telefax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given when delivered personally or three days after mailing or one day after transmission of a confirmed telefax, as the case may be, to the respective persons named below:

         If to the Company:   Executive Risk Inc.
                              82 Hopmeadow Street
                              Simsbury, Connecticut 06070
                              Attn.:   Stephen J. Sills
                                       Chief Executive Officer
                              Telefax: 860-408-2202

         If to the Executive: Robert V. Deutsch
                              7 Pheasant Hill Road
                              Farmington, Connecticut 06032
                              Telefax: 860-676-1398

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                          COMPANY:   Executive Risk Inc.


                                     By  /s/ Stephen J. Sills
                                         -------------------------------------
                                         Stephen J. Sills
                                         President and Chief Executive Officer


                          EXECUTIVE:     /s/ Robert V. Deutsch
                                         -------------------------------------
                                         Robert V. Deutsch